UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 7 , 2011

Commission File Number:  000-17119

QuantRx Biomedical Corporation
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)
330202574
(IRS Employer Identification No.)

P.O. Box 4960, Portland, Oregon 97062
(Address of principal executive offices)

503-252-9565
(Registrant's Telephone number)

5920 NE 112th Avenue, Portland, OR 97220
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 7, 2011, QuantRx Biomedical Corporation (the "Company"), NuRx Pharmaceuticals, Inc. ("NuRx") and William H. Fleming ("Fleming") entered into a Settlement Agreement and Release ("Release"). The parties entered into the Release to resolve all disputes between the parties relating to a law suit brought against the Company and Fleming by NuRx in the Court of Chancery of the State of Delaware (the "Complaint") relating to QN Diagnostics, LLC, a joint venture between NuRx and the Company ("QND").

Pursuant to the terms of the Release, the Company transferred its entire membership interest in QND to NuRx, including all assets held by the Company relating to QND, for and in consideration for the issuance to the Company of 12.0 million shares of common stock of NuRx (the "Settlement Shares"). As a result of the issuance of the Settlement Shares and the terms of the Release, the Company will hold an approximate 25% equity interest in NuRx, and the Company has no further contractual obligations or liabilities associated with its former interest in QND. The Release also requires NuRx to bring its filings with the Securities and Exchange Commission ("SEC") current by March 31, 2012, and provides the Company with certain additional rights, including the preemptive right to acquire additional shares of NuRx common stock in connection with a future financing, the right to register the Settlement Shares, and the right to elect one director to NuRx for a period of three years from the date of execution of the Release.

As a result of the execution of the Release, all claims asserted by either party against any other party to the Release, whether related to the Complaint or QND, are terminated and the Complaint is dismissed with prejudice. In addition, the four million warrants to purchase shares of common stock of the Company held by NuRx are surrendered, terminated and are of no further force and effect. A copy of the Release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 8.01 Other Events.

See Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QuantRx Biomedical Corporation

Date:   July 8, 2011
By:	/s/ Shalom Hirschman, M.D.

Name: Shalom Hirschman, M.D.
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Settlement Agreement, dated July 7, 2011